Exhibit 2.2

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of April 30, 2014, to the Purchase Agreement, dated as of March 31, 2014 (the “Purchase Agreement”), by and among Magellan Health Services, Inc., a Delaware corporation (“Parent”), CDMI, LLC, a Rhode Island limited liability company (the “Company”), and George N. Petrovas, Susan C. Petrovas and The Susan C. Petrovas Qualified Annuity Trust - 2011 (collectively, the “Sellers” and each individually a “Seller”), and George N. Petrovas in his capacity as the Seller Representative.

WHEREAS, the parties desire to amend certain provisions of the Purchase Agreement pursuant to Section 10.2 thereof.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.              Defined Terms.  Except as otherwise specified herein, capitalized terms used in this Amendment shall have the respective meanings set forth in the Purchase Agreement.

2.              Amendment to Section 2.5(b)(iii).  Section 2.5(b)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The “Specialty Offset” shall equal to (A) the 2015 CDMI Specialty Rebates minus Fourteen Million Two Hundred Thousand Dollars ($14,200,000.00), multiplied by (B) three and eight hundred twenty-four thousandths (3.824), provided, however, that (x) in no event shall the amount of the Specialty Offset exceed the amount of the Traditional Rebate Reduction and (y) if the amount specified in clause (A) is a negative number, then the Specialty Offset shall be deemed to be Zero Dollars ($0).”

3.              Amendment to Section 2.8.  Section 2.8 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“As used in this Article II (including in the definitions of defined terms used in this Article II), each of the terms “2014”, “2015”, and “2016” shall be deemed to refer to the fiscal year of Parent ended December 31 of such year.  For the avoidance of doubt, “2014” shall include periods before and after the Closing in 2014.”

4.              Amendment to Section 6.10.  Section 6.10 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Reserved.”

5.              Treatment of Cash.

a.              Amendment to Section 6.1(a).  The proviso set forth in clause (iii) of Section 6.1(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“provided that the parties understand and agree that Sellers intend to cause the

Company to distribute to Sellers before Closing all cash and cash equivalents held by the Company that are in excess of Sellers’ good faith estimation of the amount of cash required to be left in the accounts of the Company to satisfy any short-term payables that may be paid on the Closing Date or the business day immediately following the Closing Date;”.

b.              Amendment to Definition.  Section 10.13(a) of the Purchase Agreement is hereby amended by inserting the words “(including cash and cash equivalents)” immediately following the first occurrence of the word “Company” in the definition of “Closing Date Net Working Capital.”

c.               Amendment to Exhibit 10.13(d).  The first bullet-point paragraph of Exhibit 10.13(d) to the Purchase Agreement (entitled “No Cash and Cash Equivalents”) is hereby deleted in its entirety.

d.              Amendment to Section 4.8 of the Company Disclosure Schedules.  Item 3 of Section 4.8 of the Company Disclosure Schedules is hereby amended to read in its entirety as follows:

“Cash and cash equivalents held by the Company will be distributed to the Sellers prior to the Closing except such amount that, in Sellers’ good faith estimation, is required to be left in the accounts of the Company to satisfy any short-term payables that may be paid on the Closing Date or the business day immediately following the Closing Date.”.

6.              Transaction Expenses.  The parties acknowledge and agree that the calculation of the Closing Date Net Working Capital shall not take into account Transaction Expenses that are paid at the Closing.

7.              Amendment to Section 7.2(a).  Section 7.2(a) of the Purchase Agreement is hereby amended to insert the words “and the Sellers” immediately after the second occurrence of the word “Company”.

8.              The notice address for the Sellers set forth in Section 10.10 of the Purchase Agreement is hereby amended to delete the number “152” and replace it with “156”.

9.              Amendment to Section 10.4.  Section 10.4 of the Purchase Agreement is hereby amended to insert the following immediately before the last sentence:

“Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that The Susan C. Petrovas Qualified Annuity Trust — 2011 is anticipated to be terminated (i) on November 20, 2014, if Susan C. Petrovas is then living on such date or (ii) on the first date occurring on or after November 20, 2014, on which both Susan C. Petrovas and George N. Petrovas are not then living, whereupon such termination The Susan C Petrovas Irrevocable Trust — 2011 will succeed, automatically and without any further action of the parties hereto, to all of the rights and obligations of The Susan C. Petrovas Qualified Annuity Trust — 2011 hereunder.”.

10.       Conditions to Effectiveness; Reference to and Effect on the Purchase Agreement.

a.              This Amendment shall be effective upon the execution and delivery hereof by each of the Parent, the Company, the Sellers and the Seller Representative.

b.              Each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Purchase Agreement as amended and supplemented by this Amendment.

c.               Except to the extent specifically set forth herein, the provisions of the Purchase Agreement shall not be amended, modified, waived, impaired or otherwise affected hereby, and the Purchase Agreement and the obligations thereunder are hereby confirmed as being in full force and effect.

11.       Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles, policies or provisions thereof or of any other jurisdiction concerning conflict or choice of laws.

12.       Counterparts.  This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be duly executed and delivered as of the date first above written.

PARENT:

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer

THE COMPANY:

CDMI, LLC

By:	/s/ George N. Petrovas
Name: George N. Petrovas
Title: Executive Vice President

SELLERS

By:	/s/ Susan C. Petrovas
Name: Susan C. Petrovas

By:	/s/ George N. Petrovas
Name: George N. Petrovas

The Susan C. Petrovas Qualified Annuity Trust — 2011

By:	/s/ Susan C. Petrovas
Name: Susan C. Petrovas
Title: Trustee

SELLER REPRESENTATIVE

By:	/s/ George N. Petrovas
Name: George N. Petrovas

[Signature Page to Amendment No. 1 to Purchase Agreement]